Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Shore Bancshares Inc of our report dated March 10, 2025, related to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Shore Bancshares Inc for the year ended December 31, 2024.

/s/ Crowe LLP

Livingston, New Jersey
June 4, 2025